                                                                   EXHIBIT 4.3.2

                         FIRST SUPPLEMENTAL INDENTURE

                           Dated as of June 22, 1994

                             --------------------

     FIRST SUPPLEMENTAL INDENTURE, dated as of June 22, 1994 (the "First Supplemental Indenture"), between CONTINENTAL MEDICAL SYSTEMS, INC., a Delaware corporation (hereinafter called the "Company"), and NATIONSBANK OF VIRGINIA, N.A., a national banking corporation, as trustee under the Indenture referred to below (hereinafter called the "Trustee").

     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of March 15, 1993 (hereinafter called the "Existing Indenture", all capitalized terms used in this First Supplemental Indenture and not otherwise defined being used as defined in the Existing Indenture), pursuant to which the Company issued its 10-3/8% Senior Subordinated Notes due 2003, Series B (hereinafter called the "Securities");

     WHEREAS, on June 7, 1994, the Company solicited (the "Solicitation") consents to amend certain provisions of the Existing Indenture;

     WHEREAS, the Existing Indenture provides that, when authorized by a Board Resolution, indentures supplemental thereto may be executed and delivered by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities (or in certain cases the consent of the Holder of each Outstanding Security affected thereby), such consent to be by Act of said Holders delivered to the Company and the Trustee;

     WHEREAS, pursuant to the Solicitation, the Holders of at least a majority in principal amount of the Outstanding Securities have so consented to the execution and delivery of this First Supplemental Indenture; and

     WHEREAS, all things necessary have been done to make this First Supplemental Indenture, when executed and delivered by the Company, the legal, valid and binding agreement of the Company, in accordance with its terms.

                  NOW, THEREFORE, THIS INDENTURE WITNESSETH:

          The parties hereto mutually covenant and agree as follows:

                                   PART ONE

     Section 1009 of the Existing Indenture is hereby supplemented, modified and restated to read as set forth in Exhibit A to this First Supplemental Indenture.

                                   PART TWO

     (S) 1. This First Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part thereof, and the Existing Indenture is hereby incorporated by reference herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed.

     (S) 2. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     (S) 3. This First Supplemental Indenture may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this First Supplemental Indenture.

     (S) 4. This First Supplemental Indenture shall be effective and operative on the date and time hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                         CONTINENTAL MEDICAL SYSTEMS, INC.

                                         By: /s/ Dennis Lehman
                                             ----------------------------
                                             Name: Dennis Lehman
                                             Title: Senior V.P.

Attest: /s/ David Nation
        ----------------------------
        Name : David Nation
        Title: Secretary

                                         NATIONSBANK OF VIRGINIA, N.A.,
                                           as Trustee



                                         By: /s/ Franklin S. Wood
                                             ----------------------------
                                             Name: Franklin S. Wood
                                             Title: Assistant Vice President

Attest: /s/ Bob Richardson
        ----------------------------
        Name: Bob Richardson
        Title: Vice President

STATE OF   Virginia   )
                      ) SS.:
CITY OF    Richmond   )


     On the 10 day of June, 1994, before me personally came Franklin S. Wood and Bob Richardson respectively, to me known, who, being by me duly sworn, did acknowledge before me that they reside at Richmond, VA and Midlothian, VA, respectively; that they are Assistant VP and VP, respectively, of NationsBank of Virginia, N.A., one of the corporations described in and which executed the above instrument; that they know the corporate seal of such corporation; that the seal affixed to said instrument is such corporate seal; that it was affixed pursuant to authority of the Board of Directors of such corporation; and that they signed their names thereto pursuant to like authority.



                                      (NOTARIAL SEAL)

                                      /s/ Sheliah B. Berryman
                                      --------------------------------
                                      My Commission Expires 8/31, 1996
                                      --------------------------------

STATE OF Pennsylvania  )
                       ) SS.:
COUNTY OF Cumberland   )



     On the 1st day of July, 1994, before me personally came Dennis L. Lehman and David G. Nation, respectively, to me known, who, being by me duly sworn, did acknowledge before me that they reside at Mechanicsburg, PA and Mechanicsburg, PA, respectively; that they are Chief Financial Officer and Secretary, respectively, of Continental Medical Systems, Inc., one of the corporations described in and which executed the above instrument; that they know the corporate seal of such corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed pursuant to authority of the Board of Directors of such corporation; and that they signed their names thereto pursuant to like authority.

                                            (NOTARIAL SEAL)

                                            /s/ Susan J. Crabb
                                            --------------------------

                                                   Notarial Seal
                                           Susan J. Crabb, Notary Public
                                        Upper Allen Twp., Cumberland County
                                        My Commission Expires Nov. 13, 1995

                                   Exhibit A
                                   ---------

SECTION 1009. Limitation on Restricted Payments. The Company will not, and will not permit any Subsidiary to, directly or indirectly:

     (i) declare or pay any dividend on, or make any distribution to holders of, any Capital Stock of the Company (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to acquire Qualified Capital Stock of the Company);

    (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any option, warrant or other right to acquire such Capital Stock of the Company or any Affiliate thereof;

   (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness;

    (iv) incur, create or assume any guarantee of Indebtedness of any Affiliate (other than with respect to (a) guarantees of Indebtedness of any Wholly Owned Subsidiary by the Company or by any Subsidiary or (b) guarantees of Indebtedness of the Company by any Subsidiary of the Company, in each case in accordance with the terms of this Indenture); or

    (v)  make any investment in any Person (other than any Permitted Investment)

(such payments described in (i) through (v) collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing; (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of
                      --- -----
additional Indebtedness under the provisions of Section 1008 (other than Permitted Indebtedness); and (3) the aggregate amount of all Restricted
Payments (plus, without duplication, dividends and distributions paid to any Person other than the Company, a Wholly Owned Subsidiary or a Permitted Joint Venture as permitted by paragraph (b) of Section 1010) and any Restricted Payments made pursuant to clauses (i), (iv), (v), (vii) and (viii) of the succeeding paragraph) declared or made after the date of this Indenture shall not exceed the sum of

     (A) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the date of this Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

     (B) the aggregate Net Cash Proceeds, received after the date of this Indenture by the Company as capital contributions to the Company;

     (C) the aggregate Net Cash Proceeds, received after the date of this Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company or any options or warrants to purchase such shares (other than issuances in respect of clause (ii) of the subsequent paragraph) of Capital Stock (other than Redeemable Capital Stock) of the Company;

     (D) the aggregate Net Cash Proceeds received after the date of this Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase shares of Capital Stock of the Company; and

     (E) the aggregate Net Cash Proceeds received after the date of this Indenture by the Company for debt securities that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities are originally sold for cash plus the aggregate cash received by the Company at the time of such conversion or exchange.

          None of the foregoing provisions shall be deemed to prohibit the following Restricted Payments so long as in the case of clauses (ii), (iii),
(v), (vi) and (viii) there is no Default or Event of Default continuing;

             (i) dividends paid within 60 days after the date of declaration if at the date of declaration, such payment would be permitted by the provisions of the preceding paragraph and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by the provisions of the foregoing paragraph;

            (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of shares of Qualified Capital Stock of the Company; provided that any net proceeds from the issue and sale of such Qualified Capital Stock are excluded from clause 3(C) of the foregoing paragraph;

     (iii) the redemption, repurchase, or other acquisition or retirement of Subordinated Indebtedness of the Company (other than Redeemable Capital Stock) made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to Senior Indebtedness and the Securities at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Securities and
(D) such Indebtedness has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Securities;

      (iv) any purchase, redemption or other acquisition of Capital Stock of a Permitted Joint Venture from a physician or other healthcare provider which is required to be purchased, redeemed or otherwise acquired by applicable law;

       (v) in addition to the transactions covered by clause (iv) of this paragraph, any purchase, redemption or other acquisition of Capital Stock of a Permitted Joint Venture;

      (vi) the incurrence, creation or assumption of any guarantee of Indebtedness of a Permitted Joint Venture;

     (vii) the making of any payment pursuant to any guarantee of Indebtedness of a Permitted Joint Venture; or

    (viii) the incurrence, creation or assumption of any Physician Support Obligations and any payments made in respect thereof in an amount not to exceed $5,000,000 in any given Fiscal Year.